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                                                                   EXHIBIT 10.18

THIS AMENDMENT is made this 22nd day of July, 1997, by and between RAYONIER INC. (the "Employer") and RONALD M. GROSS (the "Employee") with respect to the SPLIT-DOLLAR LIFE INSURANCE AGREEMENT effective June 22, 1994 (the "Agreement").

WHEREAS, the Employer and the Employee desire to amend the Agreement effective as of the day and year first above written to authorize the continuation of the Agreement as hereinafter provided following a Change in Control of the Employer. (Terms not otherwise defined herein shall have the same meaning as in the Agreement.)

NOW, THEREFORE, in consideration of the agreements hereinafter contained, the parties hereto hereby agree to amend the Agreement effective as of the day and year first above written by adding thereto the following new Article 14:

"14.     Change in Control.

Notwithstanding any provision in this Agreement to the contrary, if, following a Change in Control and before January 3, 1999, the Employee retires or otherwise terminates his employment for any reason whatsoever or the Employer terminates the Employee's employment for any reason whatsoever, this Agreement shall remain in full force and effect unless and until payments shall have commenced to the Employee under that certain Deferred Compensation/Supplemental Retirement Agreement, effective June 28, 1994 (as amended), between the Employer and the Employee (the "Deferral Agreement").

         The Employer shall have no right of offset with respect to payments due under the Deferral Agreement for payments, if any, made to the Employee or his designated beneficiary, on or pursuant to the Policy. Nothing in this Agreement shall be construed to give the Employee a right in the Policy or in the proceeds therefrom from and after the commencement of payments under the Deferral Agreement nor shall such Policy secure in any fashion the obligations of the Employer thereunder.

In the event that the Employee is required to defend in any legal action or other proceeding the validity or enforceability of any right or benefit afforded by this Agreement, including this Article 14, the Employer shall pay any and all actual legal fees and expenses incurred by the Employee regardless of the outcome of such action and, if requested by the Employee, shall (within two business days of such request) advance such expenses to the Employee. The Employer shall be precluded from asserting in any judicial or other proceeding commenced with respect to any right or benefit afforded by this Agreement, including this Article 14, that such rights and benefits are not valid, binding and enforceable and shall stipulate in any such proceeding that the Employer is bound by all the provisions of the Agreement.
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For purposes of this Article 14, "Change in Control" has the meaning specified in the Retirement Plan for Salaried Employees of Rayonier Inc. as amended effective July 18, 1997, and as the same may be thereafter amended from time to time prior to the occurrence of a Change in Control."

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the date and year first above written.

ATTEST:                                      RAYONIER INC.

By: /s/ John B. Canning                      By: /s/John P. O'Grady
Title: Corporate Secretary                   Name:  John P. O'Grady
                                             Title:  Senior Vice President,
                                                     Administration

                                             /S/ RONALD M. GROSS